CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated May 24, 2011 on Dreyfus Institutional Preferred Money Market Fund and Dreyfus Institutional Preferred Plus Money Market Fund for the fiscal year ended March 31, 2011 which are incorporated by reference in Post-Effective Amendment No. 21 to the Registration Statement (Form N-1A Nos. 333-26513 and 811-08211) of Dreyfus Institutional Preferred Money Market Funds.

                                                                                                ERNST & YOUNG LLP

New York, New York

July 26, 2011